Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

ForgeRock, Inc.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.001 par value per share, reserved for issuance pursuant to the ForgeRock, Inc. 2021 Equity Incentive Plan	Other	4,132,673(2)	$15.86(4)	$65,544,194	$92.70 per $1,000,000	$6,076
Equity	Class A common stock, $0.001 par value per share, reserved for issuance pursuant to the ForgeRock, Inc. 2021 Employee Stock Purchase Plan	Other	826,532(3)	$13.48(5)	$11,142,478	$92.70 per $1,000,000	$1,033
Total Offering Amounts					$76,686,672		$7,109
Total Fee Offsets							–
Net Fee Due							$7,109

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) and the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of common stock.
(2)Represents (i) 4,132,664 shares reserved for issuance under the 2021 Plan pursuant to an automatic increase on January 1, 2022 in accordance with the automatic annual increase provisions of the 2021 Plan and (ii) nine shares of Class A common stock, which number of shares represents shares of the Registrant’s Class B common stock subject to awards outstanding under the Registrant’s 2012 Equity Incentive Plan, as amended (the “2012 Plan”) that were withheld by the Registrant to satisfy tax withholding obligations with respect to restricted stock units vesting on the effectiveness of the registration statement relating to the Registrant’s initial public offering. The number of shares of Class A common stock available for issuance under the 2021 Plan will be increased by a number of shares of Class A common stock withheld by the Registrant for satisfying tax withholding obligations; provided that any shares of Class B common stock added to the 2021 Plan pursuant to the foregoing will be first converted to shares of Class A common stock.
(3)Represents an automatic increase on January 1, 2022 to the number of shares available for issuance under the 2021 ESPP in accordance with the automatic annual increase provisions of the 2021 ESPP.
(4)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $15.86 per share, which is the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on March 3, 2022.
(5)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $15.86 per share, which is the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on March 3, 2022. Pursuant to the 2021 ESPP, the purchase price of the shares of Class A common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of Class A common stock on the Enrollment Date or the Exercise Date (as such terms are defined in the 2021 ESPP).